SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                        Contact: Marcy C. Panzer
                                                           Chairman of the Board
                                                                  (215) 468-1700

                               SE FINANCIAL CORP.
                          ANNOUNCES THE APPOINTMENT OF
                             J. CHRISTOPHER JACOBSEN
                           AS CHIEF OPERATING OFFICER




         Philadelphia, Pennsylvania, March 8, 2005 - Marcy C. Panzer, Chairman of SE Financial Corp. (OTCBB: SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank, (the "Bank") announced today that J. Christopher Jacobsen has been named Chief Operating Officer of the Company and of the Bank.

         Mr. Jacobsen joins the Company and the Bank from his position as Senior Vice President, Business Strategy at Citizens Bank, a post he has held since January 2004. Prior to that, he was Senior Vice President, Retail Banking of Roxborough-Manayunk Bank until its merger into Citizens Financial Group, Inc. in January 2004. Mr. Jacobsen joined Roxborough-Manayunk Bank in 2000 as Vice President, Marketing and also held marketing positions of increasing responsibility at Commerce Bank and Advanta Mortgage Corp.

         Marcy C. Panzer, Chairman of the Board, commented, "We are pleased to have Mr. Jacobsen join St. Edmond's and SE Financial Corp. Chris is a proven and energetic leader with extensive experience in bank branding and marketing, acquisitions and retail operations, in small and large bank environments. We are confident that the addition of Mr. Jacobsen to the SE Financial leadership team will benefit our customers, shareholders and the communities we serve."

         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with its main office in Philadelphia, Pennsylvania and a branch office in Sewell, New Jersey. SE Financial Corp. went public in May 2004 in connection with the mutual-to-stock conversion of the Bank. Its stock is traded on the OTC Bulletin Board under the symbol "SEFL."

         Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The
Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.